INDEX
Telesat Canada

Report of Independent Registered Chartered Accountants
To the Board of Directors of Telesat Canada
We have audited the consolidated balance sheets of Telesat Canada as at December 31, 2006 and 2005 and the consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2006 and 2005 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2006 in accordance with Canadian generally accepted accounting principles.
The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
On January 29, 2007 we reported to the shareholders on the financial statements of Telesat Canada in accordance with Canadian generally accepted accounting principles excluding the current Note 23 which constitutes a reconciliation to accounting principles generally accepted in the United States.
/s/ Deloitte & Touche LLP
Independent Registered Chartered Accountants
Ottawa, Canada
January 29, 2007, except for notes 23 and 24 which are as of July 9, 2007.

Telesat Canada
Consolidated Statements of Earnings
for the years ended December 31, 2006, 2005 and 2004

(in thousands of Canadian dollars, except number of shares
and per share data)	Notes	2006	2005	2004
Operating revenues
Service revenues		435 123	420 297	339 687
Equipment sales revenues		43 842	54 444	22 479

Total operating revenues	(2), (22)	478 965	474 741	362 166

Operating expenses
Amortization	(2)	120 712	111 809	84 301
Operations and administration		183 388	160 964	117 660
Cost of equipment sales		34 578	45 705	18 918

Total operating expenses		338 678	318 478	220 879

Earnings from operations	(2)	140 287	156 263	141 287
Interest expense		(24 643)	(29 526)	(26 486)
Other income	(4)	10 036	14 742	18 298

Earnings before income taxes		125 680	141 479	133 099
Income taxes	(5)	(21 688)	(50 782)	(47 840)

Net earnings		103 992	90 697	85 259
Dividends on preferred shares		(1 487)	(1 780)	(1 840)

Net earnings applicable to common shares		102 505	88 917	83 419

Basic and diluted net earnings per common share	(24)	1,025,050	889,170	834,190
Weighted average number of shares outstanding	(24)	100	100	100
Consolidated Statements of Retained Earnings
for the years ended December 31, 2006, 2005 and 2004

(in thousands of Canadian dollars)		2006	2005	2004
Balance at beginning of year		283 858	195 051	111 892
Adjustment for change in accounting policies	(1)	—	—	(304)

Balance at beginning of year, as restated		283 858	195 051	111 588
Net earnings		103 992	90 697	85 259
Dividends on preferred shares		(1 487)	(1 780)	(1 840)
Other		36	(110)	44

Balance at end of year		386 399	283 858	195 051

Telesat Canada
Consolidated Balance Sheets
as at December 31, 2006 and 2005

(in thousands of Canadian dollars)	Notes	2006	2005
Assets

Current assets
Cash and cash equivalents	(17)	38 661	113 505
Short term investments	(24)	2 312	51 304
Accounts and notes receivable	(6)	241 865	59 384
Current future tax asset	(5)	4 476	3 737
Other current assets	(7)	27 548	36 177

Total current assets		314 862	264 107

Capital assets, net	(8)	1 388 319	1 335 442
Investments	(10)	15 131	15 537
Other assets	(11)	25 642	17 063
Finite-life intangible assets, net	(9)	5 475	8 843
Goodwill	(1)(24)	53 280	52 259

Total assets		1 802 709	1 693 251

Liabilities

Current liabilities
Accounts payable and accrued liabilities		41 087	38 930
Other current liabilities	(12)	105 769	111 244
Debt due within one year	(13)	3 134	152 838

Total current liabilities		149 990	303 012
Debt financing	(14)	200 742	132 202
Future tax liability	(5)	195 382	193 742
Other long-term liabilities	(15)	348 041	387 019

Total liabilities		894 155	1 015 975

Commitments and contingent liabilities	(21)

Shareholders’ Equity
Capital stock — common shares	(16)(24)	341 116	341 116
Contributed surplus	(3)(24)	184 416	5 152
Retained earnings	(24)	386 399	283 858
Cumulative translation adjustment		(3 377)	(2 850)

Total common equity		908 554	627 276
Capital stock — preferred shares	(16)	—	50 000

Total shareholders’ equity		908 554	677 276

Total liabilities and shareholders’ equity		1 802 709	1 693 251

Telesat Canada
Consolidated Statements of Cash Flow
for the years ended December 31, 2006, 2005 and 2004

(in thousands of Canadian dollars)	Notes	2006	2005	2004
Cash flows from operating activities
Net earnings		103 992	90 697	85 259
Adjustments to reconcile net earnings to cash flows from operating activities:
Amortization		120 712	111 809	84 301
Capitalized interest		(12 184)	(14 974)	(17 642)
Future income taxes		1 205	36 756	28 789
Unrealized foreign exchange		(390)	(1 649)	(1 878)
Deferred milestone interest		2 613	5 170	1 104
Customer prepayments on future satellite services		12 322	6 130	127 333
Other items		(151)	1 167	1 754
Net change in operating assets and liabilities	(17)	(11 014)	(4 880)	9 150

Cash flows from operating activities		217 105	230 226	318 170

Cash flows from investing activities
Satellite programs		(177 260)	(229 675)	(210 534)
Property additions		(15 963)	(15 789)	(21 121)
Maturity (purchase) of short term investments	(24)	48 990	79 439	(130 502)
Business acquisition		(3 942)	(4 363)	—
Proceeds on disposal of assets		178	5 353	113
Payments and deposits on transponders		—	—	4 800
Insurance proceeds		—	30 407	179 427

Cash flows used in investing activities		(147 997)	(134 628)	(177 817)

Cash flows from financing activities
Proceeds from bank loans		83 862	—	—
Repayment of debt financing and bank loans		(15 026)	(2 209)	(96 130)
Note repayment		(150 000)	—	—
Share repurchase		(50 000)	—	—
Capital lease payments		(4 612)	(4 461)	(12 279)
Satellite performance incentive payments		(6 108)	(5 351)	(1 218)
Preferred dividends paid		(1 936)	(1 331)	(1 840)

Cash flows used in financing activities		(143 820)	(13 352)	(111 467)

Effect of changes in exchange rates on cash and cash equivalents		(132)	334	(111)
Increase (decrease) in cash and cash equivalents		(74 844)	82 580	28 775
Cash and cash equivalents, beginning of year		113 505	30 925	2 150

Cash and cash equivalents, end of year	(17)	38 661	113 505	30 925

Supplemental disclosures of cash flow information
Interest paid		30 661	31 207	26 486
Income taxes paid		34 032	13 056	15 041

		64 693	44 263	41 527

Notes to Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
December 31, 2006, 2005 and 2004
1. Summary of significant accounting policies
Financial statement presentation
The consolidated financial statements of Telesat Canada (Telesat or the Company) have been prepared in accordance with Canadian generally accepted accounting principles (GAAP). Telesat consolidates the financial statements of its wholly owned subsidiaries Infosat Communications Inc. (Infosat), Telesat Brasil Limitada (Telesat Brazil), The SpaceConnection, Inc. (SpaceConnection) and 4387678 Canada Inc. All transactions and balances between these companies have been eliminated on consolidation. Some of the figures for the comparative period have been reclassified in the consolidated financial statements to make them consistent with the current period’s presentation. Certain 2004 short term liquid investments with original maturities of more than 90 days have been reclassified from cash and cash equivalents into short term investments. Customer prepayments for satellite services and promissory note repayments from customers have been reclassified from cash flows from financing activities to cash flows from operating activities.
Significant accounting changes
Certain figures have been restated and represent the consolidated results of Telesat’s parent Alouette Telecommunications Inc. (Alouette). Continuity of interest accounting has been applied to the January 1, 2007 amalgamation of Telesat Canada, Alouette and the Telesat subsidiary 4387678 Canada Inc. (438678). The transaction, which lacks economic substance, represents a rearrangement of legal interests as all three entities were under common control (see note 24).
Regulation
The Company operates Canada’s domestic fixed satellite telecommunication system and is subject to regulation by the Canadian Radio-television and Telecommunications Commission (CRTC). Under the current regulatory regime, Telesat has pricing flexibility subject to a price ceiling on certain Full Period Fixed Satellite Services (FSS) offered in Canada under minimum five-year lease arrangements. Telesat’s Direct Broadcast Services offered within Canada are also subject to CRTC regulation, but have been treated as separate and distinct from Telesat’s FSS and facilities. The Commission has approved the specific customer agreements relating to the sale of the capacity on the Nimiq satellites, including the rates, terms and conditions of service set out therein. Telesat’s ground network services have been forborne from regulation since 1994. The Commission has the right of examination of the Company’s accounting policies.
Use of estimates
When preparing financial statements according to GAAP, management makes estimates and assumptions relating to the reported amounts of revenues and expenses, assets and liabilities and the disclosure of contingent assets and liabilities. We base our estimates on a number of factors, including historical experience, current events and actions that the Company may undertake in the future, and other assumptions that we believe are reasonable under the circumstances. Actual results could differ from those estimates under different assumptions or conditions. We use estimates when accounting for certain items such as revenues, allowance for doubtful accounts, useful lives of capital assets, capitalized interest, assets impairments, inventory reserves, legal and tax contingencies, employee compensation plans, employee benefit plans, evaluation of minimum lease terms for operating leases, income taxes and goodwill impairment. We also use estimates when recording the fair values of assets acquired and liabilities assumed in a business combination.
Revenue recognition
Telesat recognizes operating revenues when earned, as services are rendered or as products are delivered to customers. There must be clear proof that an arrangement exists, the amount of revenue must be fixed or determinable and collectibility must be reasonably assured. In particular, broadcast, carrier and business networks revenues are generally pre-billed to the customers and recognized in the month for which the service is received. Consulting revenues for cost plus contracts are recognized after the work has been completed and accepted by the customer. The percentage of completion method is used for fixed price contracts. Deferred revenues consist of remuneration received in advance of the provision of service and are brought into income over the period to which the prepayment applies. When a transaction involves more than one product or service, revenue is allocated to each based on its relative fair value. Telesat defers upfront fees and recognizes revenue on a straight-line basis over the term of the related service contract. When it is questionable whether or not Telesat is the principal in a transaction, the transaction is evaluated to determine whether it should be recorded on a gross or net basis. Equipment sales revenues are recognized when the equipment is delivered to the customer and accepted. Only equipment sales are subject to warranty or return and there is no general right of return. Historically Telesat has not incurred significant expense for warranties and consequently no provision for warranty is recorded.
Cash and cash equivalents
All highly liquid investments with an original maturity of 90 days or less are classified as cash and cash equivalents. For the purposes of the cash flow statement, bank overdrafts are also classified as cash and cash equivalents.
Capital assets
Property, which is carried at cost less accumulated amortization, includes the contractual cost of equipment, capitalized engineering and, with respect to satellites, the cost of launch services, launch insurance and capitalized interest during construction. Capitalized interest provides a return on capital invested in new assets and is not currently realized in cash, but is expected to be realized over the life of the asset.
The Company shares equally with a developer, the ownership, cost and debt of the Company’s headquarters land and building. The Company has leased the developer’s share of the building which is accounted for as a capital lease.
Amortization is calculated using the straight line method over the respective estimated service lives of the assets based on equal life group procedures. The annualized composite rate of amortization was 7.1% in 2006 (7.5% in 2005, 8.11% in 2004). The expected useful lives of satellites are 11 to 15 years, earth stations are 8 to 15 years, transponders under capital lease are 12 to 15 years, office buildings are 19 to 30 years and all others are 5 to 16 years. The estimates of useful lives are reviewed every year and adjusted if necessary.
Liabilities related to the legal obligation of retiring property, plant and equipment are initially measured at fair value and are adjusted for any changes resulting from the passage of time or to the amount of the current estimate of the undiscounted cash flows.
In the event of an unsuccessful launch or total in-orbit satellite failure, all unamortized costs that are not recoverable under launch or in-orbit insurance are recorded as an operating expense.
Capital assets are assessed for impairment when events or changes in circumstances indicate that the carrying value exceeds the total undiscounted cash flows expected from the use and disposition of the assets. If impairment is indicated, the loss is determined by deducting the asset’s fair value (based on discounted cash flows expected from its use and disposition) from its carrying value and is recorded as an operating expense.
The investment in each satellite will be removed from the property accounts when the satellite has been fully amortized and is no longer in service. When other property is retired from operations at the end of its useful life, the amount of the investment and accumulated amortization are removed from the accounts. Earnings are credited with the amount of any net salvage and charged with any net cost of removal. When an item is sold prior to the end of its useful life, the gain or loss is recognized in earnings immediately.
Translation of foreign currencies
Assets and liabilities denominated in foreign currencies are translated into Canadian dollars at the exchange rates in effect as of the balance sheet dates. Operating revenues and expenses, and interest on debt transacted in foreign currencies are reflected in the financial statements using the average exchange rates during the year. The translation gains and losses are included in Other income in the statement of earnings.
Telesat Brazil and Space Connection (see note 10) are considered to be self-sustaining foreign operations as they are largely independent of Telesat. Assets and liabilities are translated at the exchange rate in effect on the balance sheet date. Revenues and expenses are translated at average exchange rates during the year. The resulting unrealized gains or losses are reflected as a currency translation adjustment in shareholders’ equity.
Accounting for investments
Telesat uses the equity method to account for investments that are not consolidated where it has significant influence on the operating, investing and financing activities. The cost method is used for all other non-consolidated investments.

Goodwill
The goodwill includes amounts recorded on the acquisition of Infosat, SpaceConnection and Able Leasing Co. in addition to the goodwill adjustment to restate for continuity of interest accounting (see note 24). An assessment for impairment is undertaken in the fourth quarter of every year and when events or changes in circumstances indicate that the carrying amount of goodwill exceeds the fair value of goodwill. To date, Telesat has not recognized any permanent impairment in value.
Derivative financial instruments
The Company uses derivative financial instruments to hedge against foreign exchange rate risk. The use of derivatives is expected to generate enough cash flows and gains or incur losses to offset this risk. Telesat does not use derivative financial instruments for speculative or trading purposes. The Company documents all relationships between derivatives and the items they hedge, and the risk management objective and strategy for using various hedges. This process includes linking every derivative to a specific asset or liability on the balance sheet, or to a specific firm commitment or to an anticipated transaction.
The effectiveness of the derivative in managing risk is assessed when the hedge is put in place and on an ongoing basis. Hedge accounting is stopped when a hedge is no longer effective.
When accounting for derivatives, Telesat follows these policies:
–	deferred gains or losses relating to derivatives that qualify for hedge accounting are recognized in earnings when the hedged item is sold or the anticipated transaction is ended

–	gains and losses related to hedges of anticipated transactions are recognized in earnings or are recorded as adjustments of carrying values when the transaction takes place

–	any premiums paid for financial instrument contracts are deferred and expensed to earnings over the term of the contract
Telesat recognizes gains and losses on forward contracts the same way as the gains and losses on the hedged item. Unrealized gains or losses are included with the related assets or liabilities.
Employee benefit plans
As of January 1, 2000, the costs of post-employment and post-retirement benefits other than pensions are accrued over the working lives of the employees, whereas previously the costs were generally charged to earnings as incurred. Telesat has made this change on a prospective basis which provides for a gradual recognition of the fair value of the pension surplus while at the same time recognizing the liability for costs of non-pension employee future benefits. Telesat is amortizing the net transitional obligation on a straight-line basis over 14 years (regular plans) and 9 years (designated plans), which was the average remaining service period of employees expected to receive benefits under the benefit plan as of January 1, 2000.
Telesat maintains one contributory and three non-contributory defined benefit pension plans which provide benefits based on length of service and rate of pay. Telesat is responsible for adequately funding these defined benefit pension plans. Contributions are made based on various actuarial cost methods that are permitted by pension regulatory bodies and reflect actuarial assumptions about future investment returns, salary projections and future service benefits. Telesat also provides other post-employment and retirement benefits, including health care and life insurance benefits on retirement and various disability plans, workers compensation and medical benefits to former or inactive employees, their beneficiaries and covered dependents, after employment but before retirement, under certain circumstances. The Company accrues its obligations under employee benefit plans and the related costs, net of plan assets. Actuaries determine pension costs and other retirement benefits using the projected benefit method prorated on service and management’s best estimate of expected investment performance, salary escalation, retirement ages of employees and expected health care costs.
Pension plan assets are valued at fair value which is also the basis used for calculating the expected rate of return on plan assets. The discount rate is based on the market interest rate of high quality long-term bonds. Past service costs arising from plan amendments are amortized on a straight-line basis over the average remaining service period of the employees active at the date of amendment. The Company deducts 10% of the benefit obligation or the fair value of plan assets, whichever is greater, from the net actuarial gain or loss and amortizes the excess over the average remaining service period of active employees. The actuaries perform a valuation at least every three years to determine the actuarial present value of the accrued pension and other retirement benefits. The 2006 pension expense calculation is extrapolated from an actuarial valuation performed as of January 1, 2004. The accrued benefit obligation is extrapolated from an actuarial valuation as of January 1, 2004. The most recent actuarial valuation of the pension plans for funding purposes was as of January 1, 2004, and the next required valuation is as of January 1, 2007.
Stock-based compensation plans
The Company’s stock-based compensation plans consist primarily of an employees’ savings plan (ESP), long-term incentive programs which can include special compensation payments (SCP), deferred share units (DSU) and starting in 2005, a restricted share unit plan (RSU). Stock options that are settled in BCE Inc. (BCE) stock are recorded as contributed surplus. Stock options that are settled in cash are recorded as liabilities. Telesat recognizes a compensation expense or recovery relating to SCPs and a compensation expense for any contributions under the ESP.
For each RSU granted the Company records a compensation expense that equals the market value of a BCE common share at the date of grant prorated over the vesting period. The compensation expense is adjusted for subsequent changes in the market value of BCE common shares until the vesting date and an assessment of the number of RSUs that will vest in the future. The cumulative effect of the change in value is recognized in the period of the change. Vested RSUs will be paid in BCE common shares purchased on the open market or in cash, as the holder chooses, as long as the minimum share ownership requirements are met.
For each DSU granted Telesat records a compensation expense that equals the market value of a BCE common share at the grant date. The compensation expense is adjusted for subsequent changes in the market value of BCE common shares with the effect of this change in value recognized in the period of the change. DSUs are paid in BCE common shares purchased on the open market following the cessation of the participant’s employment.
The Company has adopted the fair-value based method for measuring the compensation cost of employee stock options using the Black-Scholes pricing model. This method has been used for options granted on or after January 1, 2002.
Income taxes
Current income tax expense is the estimated income taxes payable for the current year before any refunds or the use of losses incurred in previous years. The Company uses the asset and liability method to account for future income taxes. Future income taxes reflect:
–	the temporary differences between the carrying amounts of assets and liabilities for accounting purposes and the amounts used for tax purposes, on an after-tax basis

–	the benefit of losses and non-refundable tax credits that will more likely than not be realized and carried forward to future years to reduce income taxes.
The Company estimates future income taxes using the rates enacted by tax law and those substantively enacted. A tax law is substantively enacted when it has been tabled in the legislature but may not have been passed into law. The effect of a change in tax rates on future income tax assets and liabilities is included in earnings in the period when the change is substantively enacted.
Recent changes to accounting standards
Asset retirement obligations
Effective January 1, 2004 Telesat implemented CICA Handbook section 3110, Asset retirement obligations (ARO). Liabilities related to the legal obligations of retiring property, plant and equipment are initially measured at fair value and are adjusted for any changes resulting from the passage of time or to the amount of the original estimate of the undiscounted cash flows. The cumulative amortization expense for the asset and accretion expense for the liability of $0.3 million for years prior to 2004 were recorded as an adjustment to the opening retained earnings for 2004, with offsets to the ARO liability, ARO asset and to the future tax liability. The impact of the current expense and liability on the consolidated financial statements for the years ended December 31, 2006, 2005 and 2004 was negligible.
Comprehensive income and equity
Section 1530 of the CICA Handbook, Comprehensive Income comes into effect for fiscal years beginning on or after October 1, 2006. Comprehensive income is the change in a company’s net assets that results from transactions, events and circumstances from sources other than the company’s shareholders and includes items that would not normally be included in net earnings.

The CICA also made changes to section 3250 of the CICA Handbook, Surplus, and reissued it as section 3251, Equity. The section also comes into effect for fiscal years beginning on or after October 1, 2006. The changes in how to report and disclose equity and changes in equity are consistent with the new requirements of section 1530, Comprehensive Income.
Adopting these sections on January 1, 2007 will require the reporting of comprehensive income and its components and accumulated other comprehensive income and its components in the consolidated financial statements.
Financial instruments
Section 3855 of the CICA Handbook, Financial Instruments — Recognition and Measurement comes into effect for fiscal years beginning on or after October 1, 2006. The section requires that all financial assets, with some exceptions, be measured at fair value; that all financial liabilities be measured at fair value if they are derivatives or classified as held for trading purposes while other financial liabilities be measured at their carrying value; and that all derivative financial instruments be measured at fair value, even when they are part of a hedging relationship.
Section 3860 of the CICA Handbook has been reissued as section 3861, Financial Instruments - Disclosure and Presentation, and establishes standards for presentation of financial instruments and non-financial derivatives, and identifies the information that should be disclosed about them. These revisions come into effect for fiscal years beginning on or after October 1, 2006.
The impact on the consolidated financial statements of adopting these sections on January 1, 2007 will result in the recording of significant derivative assets and equity.
Hedges
Section 3865 of the CICA Handbook, Hedges comes into effect for fiscal years beginning on or after October 1, 2006, and describes when and how hedge accounting can be used. Hedge accounting makes sure that all gains, losses, revenues and expenses from the derivative and the item it hedges are recorded in the statement of earnings in the same period. The impact on the consolidated financial statements of adopting this section on January 1, 2007 is that Telesat will recognize the effective portion of gains or losses from cash flow hedges in Other Comprehensive Income until such time as the hedged item is recorded in the statement of earnings.
2. Segmented information
The Company operates in the five reportable business segments described below. This reporting structure reflects how the business is managed and how operations are classified for planning and measuring performance.
–	Broadcast — distribution or collection of video and audio signals in the domestic and North American markets which include television transmit and receive services, occasional use, bundled Digital Video Compression and radio services.

–	Business Networks — provision of satellite capacity and ground network services for voice, data, and image transmission and internet access in Canada, the United States and South America.

–	Carrier — satellite voice and data transmission services sold to other carriers located in Canada, the United States or South America.

–	Consulting and Other — all consulting services related to space and earth segments, government studies, satellite control services, R&D projects as well as management services for TMI Communications and Company, Limited Partnership.

–	Telesat Canada Subsidiaries — includes the financial results of Infosat, SpaceConnection and Telesat Brazil.

All transactions between reportable segments are recorded in the normal course of operations and are recorded at the exchange amount, which is the amount of consideration given for the service or the asset.

December 31,
	2006	2005	2004
Business segments

Operating revenues
Broadcast — external	219 570	207 131	199 983
Broadcast — inter-segment	1 199	22	—
Business Networks — external	104 256	121 555	68 749
Business Networks — inter-segment	14 093	10 965	9 645
Carrier — external	24 482	30 504	28 168
Carrier — inter-segment	1 847	4 580	1 280
Consulting and Other — external	29 644	26 171	23 439
Consulting and Other — inter-segment	12	30	—

	395 103	400 958	331 264
Telesat Canada Subsidiaries	101 640	89 380	41 827
Inter-segment eliminations	(17 778)	(15 597)	(10 925)

Total operating revenues	478 965	474 741	362 166

Amortization expense
Broadcast	51 967	45 598	51 666
Business Networks	42 380	40 580	14 826
Carrier	13 401	11 454	14 030
Consulting and Other	1 525	2 417	1 902
Telesat Canada Subsidiaries	11 439	11 760	1 877

	120 712	111 809	84 301

Earnings from operations
Broadcast	130 958	129 431	106 551
Business Networks	(8 708)	(5 835)	18 250
Carrier	627	12 910	4 142
Consulting and Other	10 059	9 439	7 103

Total Telesat Canada	132 936	145 945	136 046
Telesat Canada Subsidiaries	7 351	10 318	5 241

Total earnings from operations	140 287	156 263	141 287
Interest expense	(24 643)	(29 526)	(26 486)
Other income	10 036	14 742	18 298
Income taxes	(21 688)	(50 782)	(47 840)

Net earnings	103 992	90 697	85 259

Capital assets
The Company’s capital assets are attributable to reportable segments as follows:

	December 31,
	2006	2005
Broadcast	55%	50%
Business Networks	34%	36%
Carrier	7%	8%
Consulting and Other	1%	1%
Telesat Canada Subsidiaries	3%	5%

	100%	100%

December 31,
	2006	2005	2004
Geographic information
Revenues — Canada	329 838	299 228	287 245
Revenues — United States	114 609	138 824	52 925
Revenues — Brazil	17 096	17 683	9 160
Revenues — all others	17 422	19 006	12 836

	478 965	474 741	362 166

Capital assets — Canada	1 329 042	1 268 570

Capital assets — United States	51 216	57 592
Capital assets — Brazil	2 926	3 596
Capital assets — Other	5 135	5 684

	1 388 319	1 335 442

Goodwill — Canada	45 201	45 201
Goodwill — United States	8 079	7 058

	53 280	52 259

The point of origin of revenues (destination of billing invoice) and the location of capital assets determine the geographic areas. The Anik and Nimiq satellites have been classified as located in Canada for disclosure purposes.
Major customers
For the year ended December 31, 2006, two customers from the Broadcast segment represented $111.2 million and $70.8 million of consolidated revenues. In 2005, the same two customers represented $101.2 million and $62.2 million of consolidated revenues (2004: $98.0 million and $60.2 million).
3. Business acquisitions
On January 4, 2005, Telesat acquired 100% of the outstanding common shares of The SpaceConnection, Inc. (SpaceConnection). SpaceConnection is a provider of programming-related satellite transmission services to all the major US television networks and cable programmers. The purchase price of US $5 million was determined based on the fair value of assets acquired and the liabilities assumed at the date of acquisition.
The purchase price was settled in cash net of cash acquired for a total of CAD $4.4 million. There are two additional contingent payments. In 2006 a cash payment was made for the first contingent payment of US $2.25 million, which was due based on achieving certain performance criteria by December 2005. This additional payment of contingent consideration was accrued in December 2005. The second contingent payment has not been accrued. This contingent payment is based on achieving certain performance criteria by the third quarter of 2007 and if satisfied will result in an expensed payment of US $2.25 million. The acquisition has been accounted for using the purchase method of accounting and results from operations have been included in the consolidated financial statements from the date of acquisition.

The allocation of the purchase price consists of the following:

	Acquisition	Contingent
	Date	Consideration	Total

Current assets	3 213	—	3 213
Capital assets	59 918	—	59 918
Intangible assets (Note 9)	11 777	—	11 777
Goodwill	4 427	2 631	7 058
Other assets	700	—	700

Total assets acquired	80 035	2 631	82 666

Current liabilities	(2 838)	—	(2 838)
Long-term debt	(59 538)	—	(59 538)
Future income tax liability	(11 763)	—	(11 763)

Total liabilities assumed	(74 139)	—	(74 139)

Net assets acquired	5 896	2 631	8 527

On February 16, 2006, Infosat Communications Inc. (USA), a subsidiary of Infosat, acquired 100% of the outstanding common shares of Able Leasing Co (Able). Able provides sales and service of land mobile radio, microwave radio, marine radio, closed circuit television and satellite communications. The purchase price of US $1.3 million was determined based on the fair value of assets acquired and liabilities assumed at the date of acquisition. The acquisition of Able has been accounted for using the purchase method of accounting and the results of operations have been included in the consolidated financial statements from the date of acquisition. Initially net cash of $0.4 million was paid for net assets acquired including goodwill. There are two additional contingent payments of US $0.6 million based on achieving certain performance criteria by December 2006 and 2007. The first contingent payment has been satisfied and accounted for as an incremental cost of the acquisition resulting in an increase to goodwill. If satisfied, the second contingent payment will be expensed.
The allocation of the purchase price consists of the following:

		Contingent
	Acquisition Date	Consideration	Total

Current assets (net of cash acquired)	1 737	—	1 737
Capital assets	381	—	381
Goodwill	405	673	1 078

Total assets acquired	2 523	673	3 196

Current liabilities	(1 932)	—	(1 932)
Long-term debt	(179)	—	(179)
Future income tax liability	(14)	—	(14)

Total liabilities assumed	(2 125)	—	(2 125)

Net assets acquired	398	673	1 071

In October 2006, Telesat acquired 100% of 3652041 Canada Inc. from BCE Inc. (BCE), its shareholder, in return for a promissory note payable of $21.2 million. The excess of the $21.2 million cost over BCE’s carrying value (a nominal amount) has been recorded as a reduction of $21.2 million in contributed surplus. Telesat then proceeded to amalgamate its wholly owned subsidiary 3484203 Canada Inc. with 3652041 Canada Inc., creating a new entity: 4387678 Canada Inc.
4387678 Canada Inc. then sold its $0.7 million interest in the limited partnership units of TMI Communications and Company, Limited Partnership (TMI) to BCE and a numbered company owned by BCE in return for promissory notes with a fair market value of $201 million. The excess of the fair market value over the Telesat carrying cost was booked as an increase of $200.3 million in contributed surplus.

4. Other income

		December 31,
	2006	2005	2004
Capitalized interest	12 184	14 974	17 642
Foreign exchange gains (losses)	(581)	1 317	(2 669)
Interest income	4 511	6 852	3 381
Gain (loss) on disposal of assets	173	123	(196)
Performance incentive payments and milestone interest expense	(6 018)	(8 529)	(3 468)
Other	(233)	5	3 608

	10 036	14 742	18 298

Other in 2004 includes a $2.6 million recovery of a previously written off receivable.
5. Income taxes
A reconciliation of the statutory income tax rate, which is a composite of federal and provincial rates, to the effective income tax rate is as follows:

	December 31,
	2006	2005	2004
Statutory income tax rate	35.4%	35.3%	35.3%
Large corporations tax	—	1.3%	1.3%
Permanent differences	2.0%	(1.2%)	(0.9%)
Adjustment for tax rate changes	( 14.5%)	1.0%	0.0%
Other	( 5.7%)	(0.5%)	0.2%

Effective income tax rate	17.2%	35.9%	35.9%

The components of the income tax expense are as follows:

Future	1 205	36 756	28 789
Current	20 483	14 026	19 051

Total income tax expense	21 688	50 782	47 840

The tax effects of temporary differences between the carrying amounts of assets and liabilities for accounting purposes and the amounts used for tax purposes are presented below:

December 31,
	2006	2005
Future tax assets
Investments	11 694	12 857
Loss carry forwards — (expiring from 2012 to 2025)	6 813	6 202
Reserves	3 990	3 114
Lease obligations	1 169	2 001
Performance incentive payments	15 053	18 861
Other	4 157	3 811
Less: valuation allowance	(2 428)	(2 669)

Total future tax assets	40 448	44 177

December 31,
	2006	2005
Future tax liabilities
Capital assets	210 608	195 720
Capitalized interest	6 092	2 362
Insurance proceeds	12 116	14 774
Other	2 538	21 326

Total future tax liabilities	231 354	234 182

Total future income taxes	190 906	190 005

Total future income taxes are comprised of:

Net future income tax asset — current portion	4 476	3 737
Net future income tax liability — long-term portion	195 382	193 742

Total future income taxes	190 906	190 005

6. Accounts and notes receivable

	December 31,
	2006	2005
Trade receivables — net of allowance for doubtful accounts	42 807	46 898
Less: long-term portion of trade receivables	(1 942)	(568)
Promissory notes receivable (Note 3)	201 000	13 054

	241 865	59 384

The allowance for doubtful accounts was $3.7 in 2006 and $5.4 million in 2005.
The long-term portion of trade receivables includes items that will not be collected during the subsequent year and is included in other assets in note 11. The 2005 promissory note was repaid in 2006. The promissory notes received in return for the interest in TMI are non-interest bearing and due on demand.
7. Other current assets

	December 31,
	2006	2005
Inventories	12 226	19 180
Income taxes recoverable	3 500	7 373
Investment tax credit benefits	290	231
Prepaid expenses and other	11 532	9 393

	27 548	36 177

Inventories are valued at lower of cost or market and consist of $9.8 million (2005 — $17.0 million) of finished goods and $2.4 million (2005 — $2.2 million) of work in process. Cost for substantially all network equipment inventories is determined on an average cost basis. Cost for work in process and some one-of-a kind finished goods is determined using specific identification.

8. Capital assets

		Accumulated	Net Book
	Cost	Amortization	Value
2006
Satellites	1 223 564	335 675	887 889
Earth stations	275 776	143 180	132 596
Transponders under capital lease	56 992	11 271	45 721
Office buildings and other	87 931	62 655	25 276
Construction in progress	296 837	—	296 837

	1 941 100	552 781	1 388 319

2005
Satellites	1 221 985	250 799	971 186
Earth stations	285 600	146 294	139 306
Transponders under capital lease	57 201	5 523	51 678
Office buildings and other	89 130	60 145	28 985
Construction in progress	144 287	—	144 287

	1 798 203	462 761	1 335 442

The cost of assets under capital lease, including satellite transponders, was $74.5 million at December 31, 2006 and $75.4 million at December 31, 2005. At December 31, 2006 the net book value of these assets was $47.7 million (2005 — $55.0 million).
See note 21 for a description of the insurance proceeds received in 2005 for Anik F1.
9. Finite-life intangible assets

		Accumulated	Net Book
	Cost	Amortization	Value
2006
Non-competition agreement	6 991	2 330	4 661
Long-term contracts and customer lists	5 710	4 896	814

	12 701	7 226	5 475

2005
Non-competition agreement (Note 3)	6 991	1 165	5 826
Long-term contracts and customer lists (Note 3)	5 710	2 693	3 017

	12 701	3 858	8 843

The non-competition agreement is being amortized on a straight-line basis over six years beginning January 1st, 2005. The long-term contracts are being amortized at variable rates based on the associated revenue until 2009. The customer lists are being amortized on a straight-line basis over 3 to 4 years.

10. Investments

	December 31,
	2006	2005
WildBlue Communications, Inc. — at cost	14 526	14 526
Hellas-Sat Consortium Limited — at cost	315	315
TMI Communications and Company, Limited Partnership — at cost	—	696
Comstar ISA Ltd.— at equity	290	—

	15 131	15 537

The fair value of all investments recorded at cost has not been estimated as there were no identified events or changes in circumstances that may have a significant adverse effect on the fair value of the investments. It is not practicable to estimate the fair value.
Telesat has a portfolio interest in WildBlue Communications, Inc. (WildBlue), a US-based company offering high-speed satellite-based Internet services to the United States using the Anik F2 satellite. The initial investment in preferred shares was acquired in 2000 as partial consideration for the grant of an exclusive license to WildBlue for the use and access of the Ka-band payload on Anik F2.
Telesat has a portfolio interest in Hellas-Sat Consortium Limited. The consortium has one satellite which provides regional coverage to Greece, Cyprus and the Balkans.
Telesat indirectly held 100% of the limited partnership units of TMI Communications and Company, Limited Partnership (TMI) up to October 2006 (see note 3).
Telesat holds 100% of the shares of 4387678 Canada Inc., the result of the October 2006 amalgamation of the Telesat subsidiary 3484203 Canada Inc. and a company acquired in October 2006, 3652041 Canada Inc. See note 23 for a description of the January 2007 amalgamation. In 2005 Telesat held 100% of the shares of 3484203 Canada Inc, which directly held 100% of the limited partner units of TMI (see note 3).
Telesat holds 100% of the shares of Infosat Communications, Inc. (Infosat) and consolidates its results. Infosat is a full service provider of satellite-based voice, fax, paging, and data communications. Infosat holds 100% of the shares of Able Infosat Communications, Inc. (Able). Able provides turn-key communications solutions for the energy industry to be used in special environments, off-shore and overseas. Infosat has a 22% interest in Pakistan’s Comstar ISA Ltd., a satellite service provider.
Telesat holds 100% of the shares of Telesat Brasil Limitada and consolidates their results. The holding company holds 100% of Telesat Serviços de Telecomunicação Limitada, which is being used to provide services in the Brazilian market using Anik F1.
Telesat holds 100% of the shares of The SpaceConnection Inc. (SpaceConnection) and consolidates its results. SpaceConnection is a provider of C-Band and Ku-Band space segment for video, audio, data and internet services (see note 3).
11. Other assets

	December 31,
	2006	2005
Promissory notes receivable from TMI Communications and Company, Limited Partnership (a)	3 840	3 840
Long term portion of trade receivables	1 942	568
Accrued pension benefit (see note 20)	11 592	8 105
Deferred charges (c)	7 543	3 834
Other	725	716

	25 642	17 063

(a)	During 1998 Telesat renegotiated the repayment terms of the TMI promissory notes (discounted at the time of the original transactions, gross value of $37.8 million) whereby $22.8 million was ranked prior to any indebtedness of the Partnership. TMI has made partial repayments of $10.0 million in 2001, $5.0 million in 2003 and $4.0 million in 2004.

(b)	Deferred charges include cost of equipment sales related to deferred revenues from multiple deliverable arrangements. These deferred charges are amortized to cost of equipment sales over the term of the related revenue contract.
12. Other current liabilities

December 31,
	2006	2005
Deferred revenues and deposits (see note 15)	37 485	30 314
Deferred milestone payments (see note 15)	25 670	32 276
Capital lease liabilities (see note 15)	4 698	4 748
Income taxes payable	1 009	16 895
Satellite performance incentive payments (see note 15)	11 499	10 569
Dividends payable	—	449
Promissory note payable (see note 3) (a)	21 200	—
Other liabilities (b)	4 208	15 993

	105 769	111 244

(a)	The promissory note is non-interest bearing and payable on demand.

(b)	Other liabilities have been reduced by $2 million due to the reversal of estimated license fees accrued in prior periods.
13. Debt due within one year

December 31,
	2006	2005
7.4% Notes due June 28, 2006	—	150 000
Other debt financing (see note 14)	3 134	2 838

	3 134	152 838

14. Debt financing

December 31,
	2006	2005
8.2% Notes due November 7, 2008	125 000	125 000
Bank loans	72 000	—
Other debt financing	3 742	7 202

	200 742	132 202

At December 31, 2006, the Canadian bank loans, which are unsecured, carried an average interest rate of 5.305%. The Telesat Canada revolving credit facility expires on June 3, 2010 and the Infosat bank facilities are uncommitted. The unused bank lines of credit available to Telesat at December 31, 2006 amounted to $92.2 million (2005 — $164.3 million). The unused bank line of credit available to Infosat at December 31, 2006 amounted to $10.2 million (2005 — $8.5 million).
Other debt financing includes the financing for the Company’s headquarters building. With respect to the headquarters building, the Company shares equally with the developer, the ownership, cost and debt of the building. The Company has leased the developer’s share for twenty years beginning January 25, 1989 for an annual rent, excluding operating costs, of $1.8 million. The lease contains 5 options to renew for 5 years. Total headquarters financing of $6.8 million (2005 — $9.5 million) includes the amount owing under this capital lease of $3.3 million at December 31, 2006 (2005 — $4.6 million). The imputed interest rate for the capital lease is 10.69% per annum.
Mortgage financing for the Company’s share of the facility has been arranged by the developer for a twenty-year term coincident with the lease with interest at 11% per annum and with annual payments of principal and interest of $1.8 million.
The outstanding short and long term debt financing at December 31, 2006 of $203.9 million is repayable as follows:

2007	2008	2009	2010

3 134	128 433	309	72 000
15. Other long-term liabilities

December 31,
	2006	2005
Deferred revenues and deposits (a)	265 493	261 771
Deferred satellite performance incentive payments (b)	35 003	42 427
Deferred milestone payments (c)	—	21 678
Capital lease liabilities (d)	44 887	49 749
Other liabilities	2 658	11 394

	348 041	387 019

(a)	Deferred revenues represent the Company’s liability for the provision of future services. The prepaid amount is brought into income over the period of service to which the prepayment applies. The net amount outstanding at December 31, 2006 will be reflected in the Statements of Earnings as follows: $37.5 million in 2007, $28.9 million in 2008, $25.6 in 2009, $23.9 in 2010, $23.5 in 2011 and $163.6 million thereafter.

(b)	Deferred satellite performance incentive payments are payable over the lives of the Nimiq 1, Anik F1, Anik F2 and Anik F1R satellites. The present value of the payments is capitalized as part of the cost of the satellite, recorded as a liability, and charged against operations as part of the normal amortization of the satellite. The amounts payable on the successful operation of the transponders are US $9.9 million in 2007, US $3.1 million in 2008, US $2.9 million in 2009, US $3.1 million in 2010, US $2.5 million in 2011 and US $18.4 million thereafter.

(c)	Deferred milestone payments represent the present value of liabilities associated with the Anik F2 satellite. Payments of principal and interest are US $21.1 million in 2007.

(d)	Future minimum lease payments payable under capital leases are $4.7 million in 2007, $4.8 million in 2008, $5.3 million in 2009, $5.8 million in 2010, $6.4 million in 2011 and $22.5 million thereafter.
16. Capital stock
The authorized capital of the Company is comprised of 10,000,000 common shares and 5,000,000 preferred shares. Ownership by non-residents in the common shares of the Company is limited to twenty percent.
At December 31, 2006 and 2005 there were 6,842,547 common shares outstanding with a stated value of $111.9 million. At December 31, 2005 there were 5,000,000 non-voting preferred shares outstanding with a stated value of $50 million. On November 1, 2006, Telesat redeemed the $50 million of preferred shares for cash at a redemption price of $10 per share, together with accrued but unpaid dividends.
For the period March 31, 2004 to the date of redemption the cumulative preferred share dividend rate had been fixed at an annual rate of 3.56%.

As a result of the January 1, 2007 amalgamation (see note 24) the common shares of Telesat were cancelled. The 100 common shares of the amalgamated entity were used to calculate earnings per share in 2006 and 2005.
17. Cash flow information

	December 31,
	2006	2005	2004
Cash and cash equivalents is comprised of:
Cash	10 785	28	10 380
Bank overdrafts	—	(4 191)	—
Short term investments, original maturity 90 days or less	27 876	117 668	20 545

	38 661	113 505	30 925

Net change in operating assets and liabilities is comprised of:
Receivables	12 355	6 406	(53 908)
Other assets	(3 910)	(18 294)	9 177
Accounts payable	(1 326)	(747)	1 789
Income taxes payable	(15 238)	622	11 312
Other liabilities	(15 950)	(13 370)	35 371
Promissory notes receivable repayments	13 055	20 503	5 409

	(11 014)	(4 880)	9 150

18. Financial instruments
Telesat uses derivative instruments to manage the exposure to foreign currency risk and does not use derivative instruments for speculative purposes. Since there is no active trading in derivative instruments, there is no exposure to any significant liquidity risks relating to them.
Credit risk
Financial instruments that potentially subject the Company to a concentration of credit risk consists of cash and cash equivalents and short term investments. Investment of these funds is done with high quality financial institutions and is governed by the Company’s corporate investment policy, which aims to reduce credit risk by restricting investments to high-grade US dollar and Canadian dollar denominated investments.
Telesat is exposed to credit risk if counterparties to its derivative instruments are unable to meet their obligations. It is expected that these counterparties will be able to meet their obligations as they are institutions with strong credit ratings. Telesat regularly monitors the credit risk and credit exposure. There was no credit risk relating to derivative instruments at December 31, 2006.
Telesat has a number of diverse customers, which limits the concentration of credit risk. The Company has credit evaluation, approval and monitoring processes intended to mitigate potential credit risks. Anticipated bad debt losses have been provided for in the allowance for doubtful accounts.
Currency exposures
Telesat uses forward contracts to hedge foreign currency risk on anticipated transactions. At December 31, 2006, the Company had $228.8 million (2005 — $92.2 million, 2004 — $164.2 million) of outstanding foreign exchange contracts which require the Company to pay Canadian dollars to receive US $197 million (2005 — US $72.2 million, 2004 — US $124.6 million) for future capital expenditures. The fair value of these derivative contract liabilities was $0.8 million (2005 — $8.6 million, 2004 — $14.4 million). The forward contracts are due between January 2007 and July 2008.

Fair value
Fair value is the amount that willing parties would accept to exchange a financial instrument based on the current market for instruments with the same risk, principal and remaining maturity. Fair values are based on estimates using present value and other valuation methods.
These estimates are affected significantly by the assumptions for the amount and timing of estimated future cash flows and discount rates, which all reflect varying degrees of risk. Potential income taxes and other expenses that would be incurred on disposition of these financial instruments are not reflected in the fair values. As a result, the fair values are not necessarily the net amounts that would be realized if these instruments were actually settled.
The carrying amounts for cash and cash equivalents, short term investments, trade receivables, other current liabilities, accounts payable and accrued liabilities approximate fair market value due to the short maturity of these instruments. It is not possible to determine the fair value of the non-interest bearing promissory notes receivable as they are the result of a related party transaction. The carrying value of the debt financing is an approximation of the fair market value due to the Company’s intention to hold the debt and pay it out at maturity.
19. Stock-based compensation plans
Employee savings plans (ESPs)
The ESP enables Telesat employees to acquire BCE common shares through payroll deductions of up to 10% of their annual base earnings and target bonus plus employer contributions of up to 2%. The trustee of the ESPs buys BCE common shares for the participants on the open market, by private purchase or from BCE (where shares are issued from Treasury). BCE chooses the method the trustee uses to buy the shares. Compensation expense for ESPs was $0.6 million in 2006 (2005 — $0.6 million, 2004 — $0.6 million).
Stock options
Under the long-term incentive programs, options may be granted to key employees of Telesat to purchase BCE common shares. The subscription price is usually equal to the market value of the shares on the last trading day before the grant comes into effect. For options granted before January 1, 2004, the right to exercise the options generally vests or accrues by 25% a year for four years of continuous employment from the date of grant, except where a special vesting period applies. Options become exercisable when they vest and can be exercised for a period of up to 10 years from the date of grant.
For options granted after January 1, 2004, the right to exercise options vests after two to three years of continuous employment from the date of grant, if specific performance targets are met. Options become exercisable when they vest and can be exercised for a period of up to six years from the date of grant. Subject to achieving specific performance targets, 50% of the options will vest after two years and 100% after three years.
The following tables are a summary of the status of Telesat’s portion of the BCE stock option programs at December 31, 2006.

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
	Number	Exercise	Number	Exercise	Number	Exercise
	of Shares	Price ($)	of Shares	Price ($)	of Shares	Price ($)
	2006	2006	2005	2005	2004	2004
Outstanding, beginning of year	543 884	32	516 598	31	418 457	31
Granted	101 972	29	67 224	29	152 776	30
Exercised	( 17 625)	17	( 33 050)	16	( 20 375)	16
Expired/forfeited	(2 200)	41	( 6 888)	41	( 34 260)	37

Outstanding, end of year	626 031	32	543 884	32	516 598	31

Exercisable, end of year	349 412	33	261 826	34	251 066	32

At December 31, 2006

		Options Outstanding		Options Exercisable
		Weighted-	Weighted-		Weighted-
	Number	Average	Average	Number	Average
		Remaining	Exercise		Exercise
Range of Exercise Price		Life	Price ($)		Price ($)
Below $20	20 750	2.39	17	20 750	17
$20 to $29	446 087	4.69	29	169 468	29
$30 to $39	10 000	3.52	35	10 000	35
$40 and over	149 194	3.67	41	149 194	41

	626 031	4.35	32	349 412	33

The assumptions used to determine the stock-based compensation expense under the Black-Scholes option pricing model were as follows:

	December 31,
	2006	2005	2004
Compensation cost	170	408	353
Number of stock options granted	101 972	67 224	152 776
Weighted-average fair value per option granted ($)	2.3	3.0	3.7
Assumptions:
Dividend yield	4.4%	4.6%	4.0%
Expected volatility	17%	24%	27%
Risk-free interest rate	4.0%	3.0%	3.1%
Expected life (years)	3.5	3.5	3.5
During 2006, stock options were granted under the stock-based compensation plan and an expense of $0.2 million (2005 — $0.4 million, 2004 — $0.4 million) was charged to contributed surplus.
Restricted share units (RSUs)
In 2005 and 2006, RSUs were granted to Telesat executives. The value of an RSU is always equal to the value of one BCE common share. Dividends in the form of additional RSUs are credited to the participant’s account on each dividend payment date and are equivalent in value to the dividend paid on BCE common shares. Each executive is granted a specific number of RSUs for a given performance period, based on his or her position and level of contribution. At the end of each given performance period, RSUs will vest if performance objectives are met or will be forfeited.
Vested RSUs will be paid in BCE common shares purchased on the open market, in cash or through a combination of both, as the holder chooses, as long as individual share ownership requirements are met.
The table below is a summary of the status of RSUs:

Number of RSUs
	2006	2005	2004
Outstanding, January 1	76 237	—	—
Granted	136 523	73 777	—
Dividends credited	883	2 460	—
Payments	(77 120)	—	—
Expired/forfeited	—	—	—

Outstanding, December 31	136 523	76 237	—

For the year ended December 31, 2006 a compensation expense for RSUs of $0.2 million (2005 — $1.7 million) was recorded.
Special compensation payments (SCPs)
Before 2000, when options were granted to employees, related rights to SCPs were also often granted. SCPs are cash payments representing the amount that the market value of the shares on the date of exercise exceeds the exercise price of these options.
The number of SCPs for BCE common shares outstanding at December 31, 2006 was 20,750 (2005—38,275). All of the outstanding SCPs cover the same number of shares as the options to which they relate. It is Telesat’s responsibility to make the payments under the SCPs. The annual compensation expense for the SCP was a recovery of $0.1 million in 2006 (2005—expense of $0.2 million, 2004—recovery of $0.1 million).
Deferred share units (DSUs)
DSUs are granted to executives when they choose to receive their bonuses in the form of DSU units instead of cash. The value of a DSU is always equal to the value of one BCE common share. Dividends in the form of additional DSUs are credited to the participant’s account on each dividend payment date and are equivalent in value to the dividend paid on BCE common shares. DSUs are paid in cash when the holder chooses to exercise their units.
The table below is a summary of the status of the DSUs:

	Number of DSUs
	2006	2005	2004
Outstanding, January 1	4 399	965	—
Granted	1 846	3 283	934
Dividends credited	267	151	31
Exercised	—	—	—

Outstanding, December 31	6 512	4 399	965

For the year ended December 31, 2006, the company recorded a compensation expense for DSUs of $0.1 million (2005—$0.1 million, 2004 — negligible).
20. Employee benefit plans
The Company’s funding policy is to make contributions to its pension funds based on various actuarial cost methods as permitted by pension regulatory bodies. Contributions reflect actuarial assumptions concerning future investment returns, salary projections and future service benefits. Plan assets are represented primarily by Canadian and foreign equity securities, fixed income instruments and short-term investments.
The changes in the benefit obligations and in the fair value of assets and the funded status of the defined benefit plans were as follows:

	Pension	Other	Pension	Other
	Benefits	Benefits	Benefits	Benefits
	2006	2006	2005	2005
Change in benefit obligations
Benefit obligation, beginning of year	153 610	14 486	125 646	11 189
Current service cost	4 315	465	3 160	394
Interest cost	8 212	767	7 730	684
Actuarial (gains) losses	(2 071)	(248)	18 961	2 488
Benefit payments	(9 407)	(315)	(3 594)	(269)
Employee contributions	1 884	—	1 707	—
Other	900	—	—	—

Benefit obligation, end of year	157 443	15 155	153 610	14 486

	Pension	Other	Pension	Other
	Benefits	Benefits	Benefits	Benefits
	2006	2006	2005	2005
Change in fair value of plan assets
Fair value of plan assets, beginning of year	150 939	—	136 165	—
Return on plan assets	20 798	—	16 193	—
Benefit payments	(9 407)	(315)	(3 594)	(269)
Employee contributions	1 884	—	1 707	—
Employer contributions	6 150	315	468	269

Fair value of plan assets, end of year	170 364	—	150 939	—

Funded status
Plan surplus (deficit)	12 921	(15 155)	(2 671)	(14 486)
Unamortized net actuarial (gain) loss	9 607	861	22 985	1 109
Unamortized transitional (asset) obligation	(10 936)	4 325	(12 209)	4 943

Accrued benefit asset (liability)	11 592	(9 969)	8 105	(8 434)

The fair value of the plan assets consists of the following asset categories:

	December 31,
	2006	2005
Equity securities	62%	64%
Fixed income instruments	35%	34%
Short-term investments	3%	2%

Total	100%	100%

Plan assets are valued as at the measurement date of December 31 each year. Equity securities include common shares of a related party in the amounts of nil (0% of total plan assets) and $1.1 million (1% of total plan assets) at December 31, 2006 and 2005 respectively.
The significant weighted-average assumptions adopted in measuring Telesat’s pension and other benefit obligations were as follows:

	Pension	Other	Pension	Other
	Benefits	Benefits	Benefits	Benefits
	2006	2006	2005	2005
Accrued benefit obligation as of December 31:
Discount rate	5.3%	5.3%	5.2%	5.2%
Rate of compensation increase	3.5%	3.5%	3.5%	3.5%

Benefit costs for years ended December 31:
Discount rate	5.2%	5.2%	6.0%	6.0%
Expected long-term rate of return on plan assets	7.5%	7.5%	7.5%	7.5%
Rate of compensation increase	3.5%	3.5%	3.5%	3.5%
For measurement purposes, a 10.5% (drugs) / 4.5% (other) annual rate of increase in the per capita cost of covered health care benefits (the health care cost trend) was assumed for 2006. The drug rate is assumed to gradually decrease to 4.5% over 6 years and remain at that level thereafter.

The net benefit expense included the following components:

	Pension	Other	Pension	Other	Pension	Other
	Benefits	Benefits	Benefits	Benefits	Benefits	Benefits
	2006	2006	2005	2005	2004	2004
Current service cost	4 315	465	3 160	394	3 156	368
Interest cost	8 212	767	7 730	684	7 906	767
Expected return on plan assets	(11 271)	—	(10 165)	—	(9 548)	—
Amortization of past service cost	900	—	—	—	—	—
Amortization of net actuarial (gain)/loss	1 780	—	96	(22)	—	—
Amortization of transitional obligation	( 1 273)	618	( 1 454)	618	( 1 454)	618

Net benefit expense	2 663	1 850	(633)	1 674	60	1 753

21. Commitments and contingent liabilities
Off balance sheet commitments include operating leases, commitments for future capital expenditures and other future purchases.

	2007	2008	2009	2010	2011	Thereafter	Total
Off balance sheet commitments	$188,053	$119,335	$53,424	$9,451	$5,470	$52,407	$428,140
Certain of the Company’s satellite transponders, offices, warehouses, earth stations, vehicles, and office equipment are leased under various terms. Minimum annual commitments under operating leases determined as at December 31, 2006 are $15.5 million in 2007, $16.9 million in 2008, $12.0 million in 2009, $6.8 million in 2010, $2.4 million in 2011 and $3.3 million thereafter. The annual aggregate lease expense in each of fiscal 2006 and 2005 was $18.0 million and $17.5 million respectively. The expiry terms range from June 2006 to July 2016.
Telesat has non-satellite purchase commitments of CAD $12.1 million, which include commitments of US $10.2 million, with various suppliers at December 31, 2006 (2005—CAD $25.4 million, including commitments of US $20.9 million, 2004—CAD $24.9 million or US $20.3 million).
Telesat has entered into contracts for the construction and launch of Anik F3 (targeted for launch in 2007) and of Nimiq 4 (targeted for launch in 2008), the construction of Nimiq 5 (targeted for launch in 2009) and a capital lease for Nimiq 4ii (in service in 2007). The outstanding commitments at December 31, 2006 on these contracts are CAD $358.5 million, which include commitments of US $303.2 million.
Telesat has agreements with various customers for prepaid revenues on several satellites which take effect on final acceptance of the spacecraft. Telesat is responsible for operating and controlling these satellites. Deposits of $273.7 million (2005 — $272.8 million, 2004 — $287.4 million), refundable under certain circumstances, are reflected in other liabilities, both current and long-term.
In the normal course of business, Telesat has executed agreements that provide for indemnification and guarantees to counterparties in various transactions. These indemnification undertakings and guarantees may require Telesat to compensate the counterparties for costs and losses incurred as a result of certain events including, without limitation, loss or damage to property, change in the interpretation of laws and regulations (including tax legislation), claims that may arise while providing services, or as a result of litigation that may be suffered by the counterparties.
Certain indemnification undertakings can extend for an unlimited period and may not provide for any limit on the maximum potential amount, although certain agreements do contain specified maximum potential exposure representing a cumulative amount of approximately $16.7 million. The nature of substantially all of the indemnification undertakings prevents the Company from making a reasonable estimate of the maximum potential amount Telesat could be required to pay counterparties as the agreements do not specify a maximum amount and the amounts are dependent upon the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time. Historically, Telesat has not made any significant payments under such indemnifications.

In August 2001, Boeing, the manufacturer of the Anik F1 satellite, advised Telesat of a gradual decrease in available power on-board the satellite. Telesat filed an insurance claim with its insurers on December 19, 2002, and in March 2004 reached a final settlement agreement. The settlement calls for an initial payment in 2004 of US $136.2 million and an additional payment of US $49.1 million in 2007 if the power level on Anik F1 degrades as predicted by the manufacturer. In the event that the power level on Anik F1 is better than predicted, the amount of the payment(s) will be adjusted by applying a formula which is included in the settlement documentation and could result in either a pro-rated payment to Telesat of the additional US $49.1 million or a pro-rated repayment of up to a maximum of US $36.1 million to be made by Telesat to the insurers. The initial payment has been received. During December 2005, a number of insurers elected to pay a discounted amount of the proceeds due in 2007. A total of US $26.2 million was received in December 2005 (pre-discount value of US $29.1 million) leaving US $20.0 million to be paid in 2007. The degradation continues as predicted.
22. Related party transactions
Related parties include BCE, the sole common shareholder, together with its subsidiaries and affiliates.
The following transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

December 31,
	2006	2005	2004
Operating revenues for services provided	139 335	131 880	129 169
Operating expenses for services received	7 340	9 273	6 778

The balances with related parties are as follows:

Receivables at year end	631	3 566	4 832
Promissory notes receivable (see note 3)	201 000	—	—
Deferred revenues and deposits	13 019	1 040	1 249
Promissory notes payable (see note 3)	21 200	—	—
23. Reconciliation of Canadian GAAP to United States GAAP
Telesat has prepared these consolidated financial statements according to Canadian GAAP. The following tables are a reconciliation of differences relating to the statement of operations and total shareholders’ equity reported according to Canadian GAAP and United States GAAP.

Reconciliation of net earnings

	December 31,
	2006	2005	2004
Canadian GAAP—Net earnings	103 992	90 697	85 259
Gains (losses) on derivatives (a)	(998)	1 457	19 550
Tax effect of above adjustments (b)	323	(513)	(6 901)
Tax effect of rate reduction (b)	1 245

United States GAAP—Net earnings	104 562	91 641	97 908
Dividends on preferred shares	(1 487)	(1 780)	(1 840)

United States GAAP—Net earnings applicable to common shares	103 075	89 861	96 068

Other comprehensive earnings (loss) items
Change in currency translation adjustment	(526)	337	(325)

United States GAAP — Comprehensive earnings	102 549	90 198	95 743

United States GAAP — Net earnings per common share	1 030 750	898 610	960 680

Accumulated other comprehensive income (loss)

December 31,
	2006	2005	2004
Cumulative translation adjustment	(3 376)	(2 850)	(3 187)
Net benefit plans cost (c)
Net actuarial losses	(7 080)	—	—
Net transitional assets	4 471	—	—

Accumulated other comprehensive income (loss)	(5 985)	(2 850)	(3 187)

Reconciliation of total shareholders’ equity

December 31,
	2006	2005	2004
Canadian GAAP	908 554	677 276	587 770
Adjustments
Gains (losses) on derivatives (a)	39 605	40 603	39 146
Net benefit plans cost (c)
Net actuarial losses	(10 468)	—	—
Net transitional assets	6 611	—	—
Tax effect of above adjustments (b)	(11 572)	(14 388)	(13 875)

United States GAAP	932 730	703 491	613 041
Description of United States GAAP adjustments
(a)	Derivatives and embedded derivatives

In accordance with U.S. GAAP, all derivative instruments, including those embedded in contracts, are recorded on the balance sheet at fair value with gains or losses recognized in earnings. The Company denominates many of its long-term international purchase contracts in U.S. dollars resulting in embedded derivatives. This exposure to the U.S. dollar is partially offset by revenue that is also denominated in U.S. dollars. At December 31, 2006, the estimated fair value of assets resulting from embedded derivatives is $40.4 million (2005 — $49.2 million, 2004 — $53.6 million).

The Company hedges a portion of it’s exposure to foreign exchange. For U.S. GAAP purposes the Company has not designated the forward contracts as hedges and has recorded the derivatives at fair value on the balance sheet. At December 31, 2006, the estimated fair value of derivative contract liabilities is $0.8 million (2005—$8.6 million, 2004 — $14.4 million).

The impact on the statement of operations of changes in the fair value of these derivatives is reflected in the U.S. GAAP reconciliation note in the amount of $1.0 million (2005 — $1.4 million, 2004 — $19.6 million).

(b)	Income taxes

The income tax adjustment reflects the impact the United States GAAP adjustments described above have on income taxes. The accounting for income taxes under Canadian GAAP and United States GAAP is essentially the same, except that; income tax rates of enacted or substantively enacted tax law are used to calculate future income tax assets and liabilities under Canadian GAAP and only enacted tax rates are used under United States GAAP. There were no differences between substantively enacted and enacted rates to be adjusted.

In 2006 the tax effect of rate reduction represents the adjustment to future taxes resulting from the application of the 2006 rate reduction to the accumulated gains and losses on derivatives.

(c)	Net benefit plans cost

Effective December 31, 2006, the Company adopted the recognition requirements of Statement of Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Post Retirement Plans, on a prospective basis.

This standard requires that the Company recognize the funded status of benefit plans on the balance sheet as well as recognize as a component of other comprehensive income, net of tax, the actuarial losses and transitional asset and obligation. Amounts recognized in accumulated other comprehensive income are adjusted as they are subsequently recognized as components of net periodic benefit cost.

At December 31, 2006, the balance sheet was adjusted such that actuarial losses and the transitional asset and obligation that have not yet been included in net benefit plans at December 31, 2006 were recognized as components of accumulated other comprehensive loss, net of tax. The adjustment at December 31, 2006 resulted in an increase of $2.6 million in accumulated other comprehensive loss.

(d)	Accounting for asset retirement obligations

Effective January 1, 2004 Telesat adopted CICA Handbook section 3110, Asset retirement obligations (ARO). Liabilities related to the legal obligation of retiring property, plant and equipment are initially measured at fair value and are adjusted for any changes resulting from the passage of time or to the amount of the original estimate of the undiscounted cash flows. The cumulative amortization expense for the asset and accretion expense for the liability for years prior to 2004 were recorded as an adjustment to the opening retained earnings for 2004, with offsets to the ARO liability, ARO asset and to the future tax liability. Under United States GAAP the cumulative effect of the change in accounting principle would have been recognized in net income in the period of the change. The impact on the reconciliation and the per share amount of the change in accounting policy is insignificant.

(e)	Accounting for stock-based compensation

Telesat adopted the fair value-based method of accounting on a prospective basis for Canadian and United States GAAP, effective January 1, 2002. For United States GAAP, Telesat follows Statement of Financial Accounting Standards (SFAS) No. 123 to account for stock based compensation and provides pro forma disclosures of net earnings and earnings per share, assuming that the fair value-based method of accounting had been applied from the date that SFAS No. 123 was adopted. Effective January 1, 2006, Telesat adopted SFAS No. 123(R) to be applied to future grants. Adoption of SFAS No. 123(R) has not had a significant impact on our financial position or results of operation. The table below shows the pro forma compensation expense for stock options and pro forma net earnings using the Black-Scholes option pricing model.

	December 31,
	2005	2004
United States GAAP — Net earnings as reported	91 641	97 908
Canadian GAAP — Compensation cost included in net earnings	408	353
United States GAAP — Total compensation cost	(416)	(510)

United States GAAP — Pro forma net earnings	91 633	97 751
Dividends on preferred shares	(1 780)	(1 840)

Pro forma net earnings applicable to common shares	89 853	95 911

Pro forma net earnings per common share (basic and diluted)	898 530	959 110

(f)	Investment tax credits and research and development costs

Under United States GAAP presentation, investment tax credits are recorded as a reduction of income tax expense. Under Canadian GAAP presentation, investment tax credits are reflected as a reduction of the cost of sales, research and development expenses or capital equipment as appropriate.

Accordingly, under United States GAAP, research and development expense would increase in the years 2006, 2005 and 2004 by $0.5 million, $0.5 million and $0.4 million respectively. Income tax expense would decrease by these same amounts in the respective years, resulting in no change to net earnings.

Research and development costs charged to expense in 2006, 2005 and 2004 were $2.5 million, $3.1 million and $2.2 million respectively.

(g)	Accounts payable and accrued liabilities

Included in the accounts payable and accrued liabilities balance for the year ending December, 31, 2006 are bonus accruals in the amount of $7.6 million which are greater than 5% of the total current liabilities. There was no one accrual in the prior period which exceeded this Securities and Exchange Commission (SEC) threshold.

(h)	Presentation and disclosure of guarantees

Under Canadian GAAP, guarantees do not include indemnifications against intellectual property right infringement, whereas under United States GAAP they are included. At December 31, 2006, such indemnifications amounted to $940.9 million. Telesat also has guarantees where no maximum potential amount is specified.

(i)	Presentation and disclosures of cash flow statement

Under Canadian GAAP, bank account overdrafts that are temporary are included in cash and cash equivalents. Under United States GAAP all changes in bank account overdrafts are disclosed under financing activities.

Other statement of cash flow disclosure required under United States GAAP is as follows:

December 31,
	2006	2005	2004
Non-cash payments for capital assets included in accounts payable	1 362	4 612	6 543
Change in bank overdraft	—	—	(1 990)
Interest paid (net of amounts capitalized)	18 477	16 233	8 844
(j)	Capitalized interest

Capitalized interest is disclosed as other income in note 4. Interest expense under United States GAAP would have been disclosed net of interest capitalized in other income as follows:

December 31,
	2006	2005	2004
Total interest expense	24 643	29 526	26 486
Capitalized interest	(12 184)	(14 974)	(17 642)

Interest expense (net of capitalized interest)	12 459	14 552	8 844

(k)	Finite-life intangible assets

Under United States GAAP actual amortization of intangibles for the current year as well as the expected amortization over the next 5 years would be disclosed as follows:

	2006	2007	2008	2009	2010	2011
Non-competition agreement	1 165	1 165	1 165	1 165	1 165	—
Long-term contracts and customer lists	2 187	756	71	4	—	—

Total	3 352	1 921	1 236	1 169	1 165	—

(l)	Pensions

The investment strategy for the unfunded benefit plans is to maintain a diversified portfolio of assets invested in a prudent manner to maintain the security of funds while maximizing returns within our guidelines. The expected rate of return assumption is based on our target asset allocation policy and the expected future rates of return on these assets. The table below shows the allocation of our pension plan assets at December 31, 2006 and 2005, target allocation for 2006 and the expected long-term rate of return by asset class.

				Weighted average
	Weighted average	Percentage of plan		expected long-term
	target allocation	assets at December 31		rate of return

	2006	2006	2005	2006
Asset category
Equity securities	50%-70%	62%	64%	8.5%
Debt securities	30%-50%	38%	36%	6.0%

Total / average		100%	100%	7.5%

Pension benefits expected to be paid in each of the next 5 years, and the succeeding 5 years in aggregate are as follows:

	2007	2008	2009	2010	2011	2012 - 2015

Pension	3 782	3 829	3 877	3 925	3 974	20 629
Other benefits	427	450	474	499	525	3 072
Expected pension contributions in 2007 are $0.5 million and expected other benefit contributions for 2007 are $0.4 million.

	Effect of 1% increase in	Effect of 1% decrease in
	assumed trend rates	assumed trend rates

On aggregate of service cost and interest cost	131	(115)
On obligation	1 229	(1 112)
(m)	Standby letters of credit

Telesat had standby letters of credit in the amount of $0.8 million and $0.7 in 2006 and 2005 respectively that reduce the unused bank lines of credit available. Infosat had a standby letter of credit in the amount of $0.1 million and $0.1 million in both 2006 and 2005 that is a separate facility from its bank line of credit and therefore does not reduce the amount available.

(n)	Business combination

United States GAAP requires pro forma disclosure of a business combination as if it had been completed at the beginning of the most recent period as well as prior period. Pro forma disclosure for the current period is not considered materially different. The following unaudited pro forma combined results under United States GAAP for 2006, 2005 and 2004 are:

	2006	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)
Pro forma revenue	480 059	487 148	396 117
Pro forma net earnings	103 782	91 139	83 491
Pro forma net earnings applicable to common shares	102 295	89 359	81 651
Pro forma net earnings per common share (basic and diluted)	1 022 950	893 590	816 510
The 2005 acquisition of SpaceConnection was part of Telesat’s growth strategy throughout the Americas. SpaceConnection is a major provider of C-band and Ku-Band space segment for programming-related satellite transmission services. Its clients include the major U.S. television networks, cable programmers and services to the educational, religious, government, business and entertainment sectors. This coupled with Telesat’s belief that there is much potential in high-definition television and in providing occasional use satellite services to these broadcasters, cable programmers and other businesses are factors that contributed to the purchase price and the goodwill recorded on acquisition.

On February 16, 2006 Infosat acquired Able Leasing Co. with the intention of strengthening Infosat’s presence in the North American oil and gas industry while opening new business and market opportunities. Able provides sales and service of land mobile radio, microwave radio, marine radio, closed circuit television and satellite communications.

Pro forma results for 2004 include the results of SpaceConnection as if it were acquired at the beginning of the period. Pro forma results for 2006 and 2005 include the results of Able Leasing Co. as if it were acquired at the beginning of the period.

(o)	Recent changes to accounting standards

Accounting for uncertainty in income taxes

In June 2006, the FASB issued FASB Interpretation No. 48 (Fin 48), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FAS 109. The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Fin 48 also provides accounting guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. Telesat will adopt the provision of FIN 48 on January 1, 2007. Telesat is in the process of assessing the impact of FIN 48 on Telesat’s results of operations and financial condition.

Fair value measurements

In September 2006, the FASB issued FAS 157, which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. The statement does not require any new fair value measurements however it may change the methods used to measure fair value. FAS 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Telesat is currently in the process of assessing the impact of FAS 157 on Telesat’s results of operations and financial condition.

In February 2007, the FASB issued FAS 159, which expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. FAS 159 is effective for fiscal years beginning after November 15, 2007. Telesat is currently in the process of assessing the impact of FAS 159 on Telesat’s results of operations and financial condition.

Considering the effects of prior year misstatements when quantifying misstatements in current year financial statements

In September 2006, the SEC issued SAB 108, which provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a material assessment. The bulletin prescribes a process of quantifying financial statement misstatements by determining the effects of the identified unadjusted error on each financial statement and related financial statement disclosure. The bulletin is effective for annual statements covering the first fiscal year ending after November 15, 2006. SAB 108 had no impact on Telesat’s financial statements.
24. Subsequent events
On January 1, 2007, Telesat, its parent Alouette Telecommunications Inc. (Alouette) and its subsidiary 4387678 Canada Inc. (4387678) were amalgamated. The name of the amalgamated entity is Telesat Canada and its authorized capital is an unlimited number of common shares. The shares of Telesat and 4387678 were cancelled, and the class A, B and C shares of Alouette were converted into 100 common shares of the amalgamated entity.
The 2006 and 2005 figures have been restated and represent the consolidated results of Telesat’s parent Alouette Telecommunications Inc. Continuity of interest accounting has been applied to the amalgamation of Telesat Canada, Alouette and the Telesat subsidiary 4387678 Canada Inc. The transaction, which lacks economic substance, represents a rearrangement of legal interests as all three entities were under common control.
The following significant adjustments are reflected in the 2006 and 2005 financial statements as a result of the continuity of interest accounting:
-	Increase of $28.7 million to goodwill and $0.2 million to short term investments

-	Increase of $229.2 million to common shares and $4.1 million contributed surplus

-	Decrease of $204.4 million to retained earnings

-	Increase in Earnings Per Share as a result of only 100 common shares now outstanding